UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 31, 2016

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32657	98-0363970
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

Crown House 4 Par - la - Ville Road Second Floor
Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

(441) 292-1510

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On October 31, 2016, Nabors Industries Ltd. (“NIL” and, together with its subsidiaries, “Nabors”) announced the formation of a joint venture with Saudi Arabian Development Company (“Saudi Aramco”), a wholly-owned subsidiary of Saudi Arabian Oil Company.  The joint venture will be governed by a shareholders’ agreement, dated October 31, 2016 (the “Shareholders’ Agreement”), between Nabors International Netherlands B.V. (“Nabors Netherlands”), an indirect wholly-owned subsidiary of NIL, and Saudi Aramco.

The Shareholders’ Agreement provides that a limited liability company organized under the laws of The Kingdom of Saudi Arabia (“The Kingdom”) will be formed (the “Company”) to own and operate onshore drilling units, including onshore drilling units which are currently operated by an affiliate of Nabors in The Kingdom.  The Company will be headquartered in the Eastern Province of The Kingdom and is expected to become the largest onshore drilling contractor in The Kingdom serving the Saudi Arabian Oil Company. The Company is expected to achieve commercial operations by the end of the second quarter of 2017 and the Shareholders’ Agreement provides that the joint venture will have an initial duration of 40 years.

Pursuant to the Shareholders’ Agreement and related agreements, each of Nabors and Saudi Aramco have agreed to contribute different combinations of cash, drilling units and related assets to the Company in exchange for each of Nabors and Saudi Aramco holding a 50% ownership interest in the Company.

Nabors will contribute $20 million for formation of the Company and upon commencement of commercial operations, five drilling units and related assets.  Nabors has also agreed to contribute an additional five drilling units and related assets to the Company in January 2019. The Shareholders’ Agreement also requires the Company to enter into agreements to purchase an additional 50 drilling units over a 10 year period from the Saudi Arabian Oil Company onshore rig manufacturing joint venture (the “IK Manufacturing JV”).  The total initial value of the investment through January 2019 of each party in the joint venture is expected to approach US$500,000,000.  Of that total initial investment, Nabors expects its cash component to be the above-referenced $20 million with the balance consisting of the contributed rigs, inventory and facilities.  In addition, the Shareholders’ Agreement requires Nabors Netherlands to backstop its share of the Company’s obligations to purchase the first 25 drilling units from the IK Manufacturing JV in the event that there is insufficient cash in the Company or third party financing available.

Pursuant to the Shareholders’ Agreement, Nabors, Saudi Aramco and, once formed, the Company will enter into certain ancillary agreements to govern Nabors’ and Saudi Aramco’s respective relationships with the Company, including rig lease and rig management agreements, employee matters and secondment agreements, a services agreement, license agreements and drilling contracts relating to the contributed, purchased and leased rigs.

The obligations of Nabors are guaranteed by Nabors Drilling International Limited, an indirect, wholly-owned subsidiary of NIL.  The description of the Shareholders’ Agreement does not purport to be a complete statement of the parties’ rights under such agreement and is qualified by reference to the Shareholders’ Agreement, which will be filed by Nabors as an exhibit to a future filing with the Securities and Exchange Commission.

On October 31, 2016, Nabors issued a press release announcing the execution of the Shareholders’ Agreement.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.               Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 31, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABORS INDUSTRIES LTD.

Date: October 31, 2016	By:	/s/ Mark D. Andrews
Mark D. Andrews
Corporate Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated October 31, 2016